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 FORM 4                                                                                                    OMB APPROVAL
                                             UNITED STATES  SECURITIES AND EXCHANGE COMMISSION       -------------------------
[ ] Check this box if no longer                     Washington, D.C. 20549                           OMB Number:3235-0287
    subject to Section 16. Form                                                                      Expires: September 30,1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    continue. See Instruction 1(b).                                                                  hours per response...0.5

         Filed pursuant to Section 16(a) of the Swecurities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)
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1.Name and Address of Reporting Person*|   2. Issuer Name and Ticker or Trading Symbol     | 6. Relationship of ReportingPerson (s)
                                       |                                                   |    to Issuer (Check all applicable)
 Yanover      Robert            A      |      Lason, Inc. (LSON)                           |
                                       |                                                   |     __X__ Director  _____ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |
                                       |     of Reporting        |                         |
c/o Lason, Inc.                        |     Person (Voluntary)  |      4/98               |      (1)
1305 Stephenson Highway                |                         |                         |      ________________________________
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |  7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |     (Check Applicable Box)
                                       |                         |     (Month/Year)        |  _X_ Form filed by One Reporting Person
                                       |                         |                         |  ___ Form filed by More than One
                                       |                         |                         |      Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed od, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   ship  | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3,4, and 5)    | Beneficially| Form    | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   3/9/98      |  J(2) |       | 30,000 |  (2) |  $3.20   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |   4/17/98     |  J(3) |       | 30,000 |  D   | $37.4375 |  301,183    |  I      |Yanover
                                       |               |       |       |        |      |          |             |         |Associ-
                                       |               |       |       |        |      |          |             |         |ates
                                       |               |       |       |        |      |          |             |         |Limited
                                       |               |       |       |        |      |          |             |         |Partner-
                                       |               |       |       |        |      |          |             |         |ship
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder Report on a separate line for each class of securities beneficially owned directly or indirectly                    (over)
                *If the form is filed by more than one reporting person, see Instruction 4(b)(v)                    SEC 1474 (7-96)

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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
N/A                            |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security      |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
-------------------------------------------------------------------

Explanation of Responses:

1  Effective April 23, 1998, a new Chairman of the Board of Lason, Inc. was elected to succeed Mr. Yanover, who continues to be a
   Director of Lason, Inc.

2  Nontaxable transfer from Yanover Associates Limited Partnership to affiliated Yanover Family Limited Partnership.

3  Nontaxable transfer from Yanover Family Limited Partnership to limited liability company

                                                                      /s/ Robert A. Yanover                             5/6/98
                                                                      ------------------------------------        -----------------
                                                                      *Signature of Reporting Person                     Date
                                                                            Robert A. Yanover


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number                                                    Page 2
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